SETTLEMENT AGREEMENT



                  This SETTLEMENT AGREEMENT (this "Agreement"), dated as of January 29, 1997, among Spice Entertainment Companies, Inc. f/k/a Graff Pay-Per-View, Inc., a Delaware corporation (the "Company"), Spector Entertainment Group, Inc., a California corporation and a wholly owned subsidiary of the Company ("SEG"), and the persons and entities listed on
Schedule 1 to this Agreement (collectively, the "Spector Group").

                                   WITNESSETH:

                  WHEREAS, in connection with the settlement of certain claims of the Company and the Spector Group, the parties hereto have proposed that, among other things, certain members of the Spector Group would transfer shares of Company Common Stock (as hereinafter defined) and surrender certain employee stock options to the Company in exchange for the transfer to such members of the Spector Group of all of the capital stock of SEG;

                  WHEREAS, the parties desire to enter into this Agreement in order to evidence their agreement regarding the exchange of securities between the parties and the other matters set forth herein; and

                  WHEREAS, the parties hereto desire to settle all claims, actions and disputes existing among them as of the Closing Date on the terms and conditions set forth below;

                  NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  EXCHANGE OF SECURITIES; ADDITIONAL AGREEMENTS

                  2.1 Exchange of Securities. (a) Subject to the terms and conditions contained herein, (i) the Company agrees to sell, transfer and assign to the members of the Spector Stockholder Group (as defined below) all of the issued and outstanding shares of the capital stock of SEG (the "SEG Shares"), which shares shall be allocated among the members of the Spector Stockholder Group pro rata to the number of shares of Company Common Stock being transferred to the Company herewith, and (ii) (x) the Spector Stockholder Group agrees to sell, transfer, and assign to the Company 700,000 shares of Company Common Stock (the "Transferred Shares") and (y) those members of the Spector Group which have previously been granted employee stock options to purchase Company Common Stock agree to sell, transfer, assign and surrender to the Company all such employee stock options granted by the Company to such members of the Spector Group since August 9, 1995 (the "Transferred Options", and together with the Transferred Shares, the "Transferred Securities"). The exchange by the Company of the SEG Shares for the Transferred Shares and the exchange by the Spector Group of the Transferred Shares for the SEG Shares shall hereinafter be referred to as the "Exchange".

                           (a)  The  closing  of  the   transactions
referred to in subsection (a) (the "Closing"), shall be held at the offices of Baker & Botts, L.L.P., 599 LexingtonAvenue, New York, New York at 2:00 p.m. New York City time on the second business day after the date on which the conditions set forth in Section 6.01 and Section 6.02 hereof are satisfied or waived, or on such other day and at such other time as the Parties (as hereinafter defined) shall otherwise agree. (The date on which the Closing occurs is referred to herein as the "Closing Date".)

                           (b)  At the Closing,  in  consideration  of
(x) certain releases of the Company by the members of Spector Group (as set forth in Article 4 hereof), the agreement of the members of the Spector
Group to obtain from Imperial Bank the release of the Company's guarantee of certain indebtedness of SEG to Imperial Bank, the release of the Company's guarantee of the employment contracts between SEG, on the one hand, and each of Edward M. Spector, Eric M. Spector and Evan M. Spector, on the other hand, and SEG entering into, and the Spector Individuals causing SEG to enter into, the "Transponder Agreement" and the "Management Agreement" (each as hereinafter defined), and other consideration pursuant hereto and pursuant to the Additional Agreements, and (y) certain releases of the members of the Spector Group and SEG by the Company, the Company entering into the "Management Agreement" and the "Transponder Agreement", and other consideration pursuant hereto and pursuant to the Additional Agreements, the parties shall make to each other the following deliveries:

                               (i)  the Company  shall  deliver to the
members of the Spector Stockholder Group certificates representing the SEG Shares free and clear of all Liens (as hereinafter defined) and Restrictions (as hereinafter defined) (other than any arising pursuant to this Agreement or any Additional Agreement (as hereinafter defined) or under federal or state securities laws or created by any member of the Spector Group (except as created by any member of the Spector Group in his or her capacity as an officer or director of the Company or any of its subsidiaries (other than SEG))), registered in such names and amounts as set forth on Schedule
1 hereto;

                              (ii)  the members of the  Spector
Stockholder Group shall deliver to the Company one or more certificates representing the Transferred Shares free and clear of all Liens and Restrictions (other than any arising pursuant to this Agreement or any Additional Agreement or under federal or state securities laws or created by the Company its subsidiaries, officers, directors or Affiliates (other than SEG or any member of the Spector Group));

                            (iii)   each member of the Spector  Group
shall  deliver to the Company one or more   certificates  or  agreements  (as
the case may be) representing the Transferred Options held by such member free and clear of all Liens and Restrictions (other than any arising pursuant to this Agreement or any Additional Agreement or under federal or state securities laws or created by the Company);

                             (iv)   the Eric M. Spector  Revocable
Living Trust shall have executed and delivered to the Company the Dismissal Instrument (as hereinafter defined) which upon the filing thereof by the Company shall effectively dismiss without prejudice the Delaware Action (as hereinafter defined); and

                              (v)   each of the Termination Agreement,
the Management Agreement, and the Transponder Agreement shall be executed and delivered by each of the respective parties thereto.

                  2.2 Scope of Agreement Scope of AgreementScope of Agreement. This Agreement is entered into solely to put to rest all controversy referred to herein, to obtain a total and final settlement of all of the matters referred to herein and to avoid the burden, expense, and hardship of protracted litigation and dispute. Neither this Agreement, nor any of the terms hereof, nor any negotiations or proceedings in connection herewith, shall constitute or be construed as or be deemed to be evidence of an admission on the part of the Company, any member of the Spector Group or any of their respective Affiliates (as hereinafter defined), or their respective officers, directors, partners (general or limited), trustees, employees, representatives or agents (including, without limitation, financial advisors) of any liability whatsoever, or of the truth of any claim, allegation, or argument, including without limitation those made before any court, or of any lack of merit in any of the defenses or responses thereto asserted; nor shall this Agreement, or any of the terms hereof, or any negotiations or proceedings in connection herewith, be offered or received in evidence or used in any proceeding against any of the parties hereto, their Affiliates, or their respective officers, directors, partners (general or limited), trustees, employees, representatives or agents (including, without limitation, financial advisors), except with respect to the enforcement of this Agreement and the Additional Agreements (as hereinafter defined), or in defense of any claim on this Agreement or any Additional Agreement.

                  2.3 Effects of Rescission. The Parties acknowledge and agree that it is the intent of the Parties that if any material transaction constituting the Transactions (as hereinafter defined) is declared null, void or otherwise is avoided, rescinded or set aside, the Parties be restored to their respective positions as existed prior to entering into this Agreement. Accordingly, if at any time prior to the third anniversary of the Closing, a court of competent jurisdiction issues a final order (which is not subject to appeal by any party or with respect to which the time to appeal shall have expired) in any action, suit or proceeding brought by a third party declaring that any of the material transactions contemplated by and to be consummated pursuant to this Agreement and each of the Additional Agreements are null, void or are otherwise avoided, rescinded or set aside, then the Transactions shall be rescinded and each party shall be effectively restored to its position immediately prior to the Closing Date. Without limiting the generality of the foregoing, (a) each party's rights and obligations under this Agreement and each Additional Agreement shall be terminated, (b) the securities transferred by such party at the Closing shall be returned to it, together with any and all distributions in cash, securities, assets or other property made upon or in respect of such transferred securities from the Closing to the date of such return; and (c) all claims released hereunder by any party hereto shall be revived and any statute of limitations or contractual limitations applicable to such claim shall be restarted irrespective of whether such statute of limitations or contractual limitation would have otherwise caused such claim to expire. No party shall be required to return amounts paid to it by the other with respect to services rendered during the period from the Closing Date to the date the Transactions are declared null and void or are otherwise void, rescinded or set aside, including, but not limited to, payments made in accordance with the Transponder Agreement.

                       REPRESENTATIONS AND WARRANTIES

                  2.4 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule (as hereinafter defined), the Company represents and warrants to the Spector Group as follows:

                           (a)  (i)  The Company is a  corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is
necessary   except  where  the  failure  to  qualify (individually  or in the aggregate) will not have a Material Adverse Effect (as hereinafter defined) on the Company or on the Transactions.

                               (ii)  The  Company  has  all  requisite
corporate power and authority to execute and deliver this Agreement and each Additional Agreement which it has or is required to execute and deliver pursuant hereto and to consummate the Transactions.

                          (b)  The Board of Directors  (as  hereinafter
defined) has approved the execution and delivery of this Agreement and each of the Additional Agreements to which the Company is or shall become a party. This Agreement has been, and each Additional Agreement to be executed by the Company will be when executed and delivered by the Company, duly executed and delivered by the Company, and assuming the due execution and delivery of this Agreement and each Additional Agreement to which a member of the Spector Group is a party, this Agreement constitutes, and each such Additional Agreement will constitute the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

                         (c)  The execution and delivery by the Company
of this Agreement does not, and the execution and delivery of each Additional Agreement to which it is a party will not, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transactions will not:

                              (i)   conflict with or violate the
Certificate  of  Incorporation  or Bylaws of  the Company;

                             (ii)   require  any  consent,  approval,
order or authorization of or other action by any Governmental Agency or Authority (as hereinafter defined) or any registration, qualification, declaration or filing with or notice to any Governmental Agency or Authority in each case on the part of or with respect to such member, except for filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filings under the Securities Act of 1933, as amended (the "Securities Act") and such approval of the FCC (as hereinafter defined) (the "FCC Approval") as may be required under the Communications Act of 1934, as amended (the "Communications Act"), as a result of the change in control of the holder of the FCC licenses set forth on Schedule 2.02;

                           (iii)  require,  on the  part  of the
Company, any consent by or approval (including, without limitation, any approval of the stockholders of the Company) or authorization of or notice to any other Person (as hereinafter defined) (other than a Governmental Agency or Authority), whether under any license or other Contract (as hereinafter defined) or otherwise, which has not been obtained;

                            (iv) conflict  with or result  in any
violation or breach of or default (with or without notice or lapse of time, or both) under, or create any rights of termination, cancellation or acceleration in any Person under any material Contract to which the Company is a party (any such conflict, violation, breach or default, a "Violation"); or

                             (v) result in a  Violation  of,  under
or pursuant to any Law or Judgment (each as defined below) applicable to the Company or by which it, or any of its material assets are bound or affected.

                        (d) As of the Closing Date, (i) the SEG Shares delivered to the Spector Group will be duly and validly issued and fully paid and non-assessable and will constitute all of the issued and outstanding capital stock of SEG, and no options, warrants or other rights to acquire (collectively, "Rights") any capital stock of SEG from the Company will be issued or outstanding, and (ii) the SEG Shares will be free and clear of any Liens or Restrictions whatsoever (other than any arising pursuant to this Agreement or any Additional Agreement or under federal or state securities laws or created by any member of the Spector Group (except as created by any member of the Spector Group in his or her capacity as an officer or director of the Company or any of its subsidiaries (other than SEG)).

                       (e) There is no action, suit, investigation or proceeding, governmental or otherwise, pending or, to the best knowledge of the Company threatened, against the Company or any of its subsidiaries (including, but only to the best of the Company's knowledge, SEG) specifically relating to, or the adverse resolution of which could reasonably be expected to have a Material Adverse Effect on, the Transactions.

                       (f)  Neither  the Company nor its  subsidiaries
(other than SEG) has entered into any agreement, individually or on behalf of SEG, which would bind or obligate SEG or its assets with respect to the
performance  of any  obligations to third parties   subsequent   to  the
Closing;   provided,   however,   that  no  such representations or warranties
are made with respect to actions taken or agreements entered into by members of the Spector Group while they were employees of the Company.

                       (g)  The Company has not, since September 25,
1996, entered into, and, to the best knowledge of the Company, its officers and directors, the Company is not a party to, any material Contract which binds SEG, any member of the Spector Group or any of their respective assets or properties, other than this Agreement and the Additional Agreements.

                       (h) As of the Closing Date, after giving effect to the consummation of the Transactions, the Company is solvent, has sufficient capital to operate its business and to meet its debts and other obligations as they mature.

                  2.5 Representations and Warranties of the Spector Group. Except as set forth in the Spector Group Disclosure Schedule (as hereinafter defined), each member of the Spector Group, severally and not jointly, represents and warrants to the Company as follows:

                      (a) Such member, if applicable, is a trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to execute and deliver this Agreement and each Additional Agreement which it has or is required to execute or deliver pursuant hereto and to consummate the Transactions, and there are no proceedings present or contemplated relating to the liquidation or dissolution of such entity.

                         (i)  Such member, if an individual,  has full legal
capacity, right, powerand authority to execute and deliver this Agreement and each Additional Agreement which he or she has or is required to execute and deliver pursuant hereto and to consummate the Transactions, and in the case of any member that is (x) an individual, the consent or other approval of such member's spouse, if any, is not required in connection with any of the foregoing or has been obtained or (y) a trust, the consent of the beneficiaries thereof is not required or has been obtained.

                      (b)  Such member of the Spector  Group has
approved the execution and delivery of this Agreement and each of the Additional Agreements to which such member is or shall become a party. This Agreement constitutes, and each Additional Agreement to be executed by such member of the Spector Group will constitute, when executed and delivered by such member, and assuming the due execution and delivery of this Agreement and each Additional Agreement to which the Company is a party, the legal, valid and binding obligation of such member of the Spector Group, enforceable in accordance with its terms.

                      (c) The execution and delivery by such member of this Agreement does not, and the execution and delivery of each Additional Agreement to which such member is a party will not, and the performance by such member of its obligations hereunder and thereunder and the consummation of the Transactions will not:

                           (i)  if an entity,  conflict  with or
violate the trust  agreement  or other constituent document of such member;

                          (ii)   require  any  consent,  approval,
order or  authorization  of or other action  by  any   Governmental   Agency
or  Authority   or  any   registration, qualification,  declaration or filing
with or notice to any Governmental Agency or Authority in each case on the part of or with respect to such member, except for filings under the Exchange Act, the Securities Act and such FCC Approval as may be required under the Communications Act as a result of the change in control of the ownership of the FCC licenses set forth on Schedule 2.02;

                         (iii)  require, on the part of such member,
any consent by or approval (including, without limitation the approval of the beneficiaries of any entity which is a trust) or authorization of or notice to any other Person (other than a Governmental Agency or Authority), whether under any license or other Contract or otherwise which has not been obtained;

                          (iv)  create or result in any Violation
under any material Contract to which such member of the Spector Group is a party; or

                           (v)    result in a  Violation  of,  under
or pursuant to any Law or Judgment applicable to such member or by which such member's material assets are bound or affected.

                      (d) There is no action, suit, investigation or proceeding, governmental or otherwise, pending or, to the best knowledge of such member threatened, against such member or, to the best knowledge of such member, any other member of the Spector Group or SEG specifically relating to, or the adverse resolution of which could reasonably be expected to have, a Material Adverse Effect on the Transactions.

                      (e)  Such member has not (other than in such
member's capacity as a officer of the Company or any of its subsidiaries), nor to the best knowledge of such member has SEG, entered into any agreement, individually or on behalf of the Company or any of its subsidiaries (other than SEG), which would bind or obligate the Company or its subsidiaries (other than SEG) or their respective assets with respect to the performance of any obligations to or for the benefit of any Affiliate of such member.

                  2.6 Representations and Warranties of the Spector Stockholder Group. Without limiting in any way, the representations and warranties made by the members of the Spector Group in Section 2.02, each member of the Spector Stockholder Group, severally and not jointly, represents and warrants to the Company that:

                      (a)  Such member  understands that the SEG
Shares it is acquiring pursuant to this Agreement have not been registered under the Securities Act nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of the members of the Spector Group contained herein.

                      (b) Such member is familiar with the business and operations of the Company and SEG, has been furnished copies of such materials regarding the Company or SEG as it has requested in writing, and has been given the opportunity to obtain from the Company or SEG all information that it has requested regarding the business of the Company and SEG.

                      (c)  Such member has such knowledge and
experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement.

                      (d) Such member understands that it must bear the economic risk of the investment contemplated hereby indefinitely unless the SEG Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such shares is qualified under applicable state securities laws or an exemption from such qualification is available, and that neither the Company nor SEG has any obligation to so register such securities, such member further understands that there is no assurance that any exemption will allow it to dispose of or otherwise transfer any or all of the SEG Shares in the amounts, or at the times such member might propose; and such member is able to bear the economic risk of his investment in SEG.

                      (e) Such member is acquiring the SEG Shares solely for his own account for investment and not with a view toward resale, transfer, or distribution thereof, nor with any present intention of distributing the SEG Shares, no other Person has any Right with respect to or interest in the Spector Securities to be acquired by such member, nor has such member agreed to give any Person any such interest or Right in the future.

                  2.7 Representations  and  Warranties  Regarding   Transferred
Securities. Each member of the Spector Stockholder Group and each other member of the Spector Group to whom Transferred Options have been granted, severally and not jointly, represents and warrants to the Company that as of the Closing Date, (a) such member will be the sole record and beneficial owner of the number of Transferred Shares and Transferred Options set forth opposite such member's name on Schedule 1, free and clear of all Liens and Restrictions whatsoever (other than any arising pursuant to this Agreement or any Additional Agreement or under federal or state securities laws or created by the Company, or other Liens or Restrictions of the Company), and (b) such member will have no legal obligation, absolute or contingent, to any Person (other than the Company pursuant to this Agreement) to sell, transfer, assign, pledge or otherwise encumber, directly or indirectly, the Transferred Securities, and no other Person will have any Rights to acquire the Transferred Securities of such member.

                  2.8 Representations and Warranties of the Spector Individuals. Each of the Spector Individuals, severally and not jointly, represents and warrants to the Company that:

                      (a) To the best knowledge of such Person, no assets or property of the Company or its subsidiaries (including SEG) have been removed by or on behalf of the Spector Group or its Affiliates from the offices or other facilities of SEG since November 20, 1996, other than in the ordinary course of business.

                      (b)  On January 2, 1997,  SEG filed with the
FCC an application and all necessary supporting documentation in order to obtain the FCC Approval (or provisional authority in lieu thereof), and have heretofore delivered to the Company true and complete copies of such application and all written communications related thereto.

                      (c) As of the Closing, this Agreement will constitute, and each Additional Agreement executed by SEG will constitute, assuming the due execution and delivery of this Agreement and each Additional Agreement to which the Company is a party, the legal, valid and binding obligation of SEG, enforceable in accordance with its terms.

                                   COVENANTS

                  2.9 Conduct of SEG Business; Return of Property. Each of the Spector Individuals covenants and agrees to conduct the business of SEG and its subsidiaries prior to the Closing only in the ordinary course, and the Company covenants and agrees that, subject to the foregoing, it will not interfere with the management or business of SEG prior to the Closing.

                      (a) SEG will, and each of the Spector Individuals covenants and agrees to cause SEG to return promptly after the date hereof to the Company (at the Company's sole expense) all property of the Company in its possession or control, if any. The Company covenants and agrees to return to SEG (at the Company's sole expense) promptly following the Closing Date all property of SEG in its possession or control, if any. To the extent that following the Closing Date, SEG or the Spector Group discover property of the Company in its or their possession which was not so returned, or the Company discovers property of SEG in its possession which was not so returned, SEG, the Spector Individuals or the Company, as the case may be, shall return (at the Company's expense) such property promptly following such discovery.

                      (b) Each of the Spector Individuals covenants and agrees that none of the assets or property of SEG will be removed by or on behalf of the Spector Individuals or their Affiliates from the offices or facilities of SEG prior to the Closing, other than in the ordinary course of business. The Company covenants and agrees that it will not remove any of the assets or properties of SEG from the offices or facilities of SEG prior to the Closing, other than in the ordinary course of business.

                      (c) The Company covenants and agree that it will not resume or commence any physical or electronic surveillance activities relating to the Spector Group and/or SEG.

                  2.10 Affiliate Transactions and Contracts between the Company and SEG. During the period from the date hereof to the Closing Date, neither the Company, on the one hand, nor the members of the Spector Group, on the other, shall permit SEG or the Company, to enter into any Contract with any Person which Contract would otherwise constitute an Affiliate Transaction (as hereinafter defined), unless (a) the entering into of such Contract has been approved by the Board of Directors of the Company and by the Spector Representative or (b)(i) the effectiveness of such Contract is conditioned upon the occurrence of the Closing or such Contract will be terminable at the option of the Company in the event of the termination of this Agreement, and (ii) prior to the Closing or in the event such Contract is terminated prior to the Closing, such Contract will not obligate SEG or the Company to take or refrain from taking any action or paying or expending any funds or otherwise performing any obligations, other than in the ordinary course of business. All Contracts between the Company and its subsidiaries (other than SEG), on the one hand, and any member of the Spector Group, on the other, shall be terminated as of the Closing Date and shall cease to be of any further force and effect; provided, however, that the foregoing shall not be applicable to this Agreement or any Additional Agreement or any other Contract referred to herein which specifically states that the obligations thereunder are intended to survive the Closing.

                  2.11 Public Announcements. Except as otherwise required by applicable Laws, rules or regulations, neither the Company, on the one hand, nor any member of the Spector Group, on the other, will make any public statement or announcement concerning this Agreement or the Transactions without the prior written consent of the other. To the extent that either the Company or any member of the Spector Group determines that any such statements or announcements are required to be made by applicable Laws, rules or regulations, such statements or announcements shall be subject to the prior approval (x) of the Spector Representative in the case of statements proposed to be made by the Company, and (y) of the Company, in the case of statements proposed to be made by any member of the Spector Group, which approval shall not be unreasonably delayed or withheld. Notwithstanding the foregoing, the Company and SEG shall each be permitted (i) prior to the Closing to notify its customers with respect to changes in operational matters (such as changes in transponder assignments) which will be implemented prior to or immediately after the Closing and (ii) following the Closing to notify its customers and suppliers of the change in control resulting from the consummation of the Transactions; provided, that all such notices shall not reference or include matters relating to the adverse claims of the Parties.

                  2.12 Spector Group Schedule 13D. Promptly following the Closing and subject to applicable Law, the Spector Group will amend its Report on Schedule 13D in respect of the Company Common Stock, as amended, to reflect the consummation of the Transactions.

                  2.13 Charter Indemnification and D&O Insurance. The Company hereby reaffirms its obligations under all contracts and agreements relating to indemnification, insurance and "hold harmless" obligations and those set forth in its certificate of incorporation, by-laws and under Delaware law relating to the indemnification of its and its subsidiaries' officers and directors, including the Spector Covered Persons (as defined below); provided, however, that such reaffirmation shall constitute only a statement of the Company's current obligations and shall not be construed as creating any additional obligation or responsibility on the part of the Company or to give any Person any additional rights or benefits other than those currently existing.

                      (a)  The Company  agrees (i) that it will
continue to indemnify the members of the Spector Group who were officers or directors of the Company or any of its subsidiaries ("Spector Covered Persons") (but, with respect to SEG, such persons shall be indemnified only with respect to actions taken during the period from August 31, 1995 to the Closing Date)(and advance to such Spector Covered Persons their reasonable expenses) in respect of actions taken while holding such positions in accordance with the provisions set forth in the Certificate of Incorporation and Bylaws of the Company, as in effect on the date hereof, and
(ii) to maintain in effect until the fifth anniversary of the Closing a policy of Directors' and Officers' liability insurance ("D&O Insurance") providing substantially the same coverage (other than as otherwise provided herein) as its existing director and officer liability insurance policy (a copy of which has been delivered to counsel for the Spector Group), which D&O Insurance shall not provide for coverage which discriminates between (x) the Spector Covered Persons, and (y) current or other former directors and officers of the Company. Notwithstanding the foregoing, the Company's obligation to obtain and maintain the D&O Insurance shall be subject to the following limitations:

                          (1)  the  coverage  amount of the D&O  Insurance
shall be not less than  $5,000,000 during calendar years 1997 and 1998; and

                          (2)     during calendar  years  1999,  2000 and
during the year 2001 until the fifth anniversary of the Closing, the coverage amount of the D&O Insurance shall be not less than the amount which is th lesser of (x) $5,000,000 and (y) the coverage amount which can be purchased by the Company for an annual premium which is equal to approximately $456,000.

          The Company shall use its reasonable commercial efforts to cause the provider of the D&O Insurance to provide a copy of all notices issued by such provider in respect thereof directly to the Spector Representative.

          In the event the Company materially breaches or fails to perform in any material respect its obligations under this Section 3.05(b), then, provided that such breach or failure to perform is not directly attributable to the actions or omissions of any member of the Spector Group, then without in any way limiting any right, power or remedy any member of the Spector Group may have hereunder, under any Additional Agreement, at law or in equity, the provisions of Article 5 hereof shall, except as provided below, terminate and be of no further force or effect; provided, however, that the Spector Group's obligations under Article 5 shall not be terminated in the event that within ten (10) days of such breach, evidence of such cure reasonably satisfactory to the Spector Representative has been provided it, and following such breach and prior to such cure no claim has been asserted against any Spector Covered Person which would have been covered by the indemnity to be provided or the insurance to be purchased pursuant to this Section 3.05 had the Company not breached its obligations hereunder.

                      (b) To the extent permitted under the D & O Insurance, the Company agrees that it will permit Edward M. Spector ("EMS") to purchase such additional or extended coverage as EMS shall request regarding periods following his resignation from the Board of Directors of the Company, provided that EMS pays to the Company any incremental premium payable under such policy in respect of such additional or extended coverage; and provided, further, that such purchase of additional coverage does not have an adverse effect upon the Company's ability to purchase and maintain D&O insurance reasonably acceptable to it.

                  2.14 Cooperation regarding Subchapter S. At the request of the Spector Group, the Company shall use its reasonable commercial efforts to cooperate so that SEG may reelect Subchapter S status under the Code (as hereinafter defined).

                  2.15 Additional Obligations; Closing Documents. Each Party agrees to use its commercially reasonable efforts to cause the Exchange to qualify as a tax-free exchange under Section 355 of the Code. Each Party agrees to cooperate fully with the Company's independent auditors in completing such auditing firm's review of the financial statements of the Company and its subsidiaries (including SEG) for the year ended December 31, 1996. SEG agrees to keep accurate and complete records relating to the prior distribution, returns, and current inventory of encoders and decoders on behalf of the Company and to make such records available to the Company in connection with the return of such encoders and decoders pursuant to Section 3.01. In addition, each Party agrees to use its reasonable best efforts to provide the other Party with drafts of all opinions, consents, waivers and releases as are to be obtained or provided by such Party and delivered at the Closing no less than two (2) business days prior to the proposed Closing Date. To the extent that a Party delivers to the other Parties drafts of such opinions, consents, waivers or releases prior to Closing, the receiving Party agrees to respond promptly with any comments or objections thereto. To the extent that such Party does not so comment or object within two
(2) business days of receipt of any such opinion, consent, waiver or release, such Party shall be deemed to have accepted such opinion, consent, waiver or release in the form and substance so provided, and shall not be entitled to assert a failure of a related condition to its obligation to close under Article 6 based upon such opinion, consent, waiver or release not being reasonably acceptable to it so long as the opinion, consent, waiver or release delivered to it at Closing is the same in form and substance as the draft previously delivered to it.

                  2.16 Expenses. Except as provided herein, each Party shall bear its own expenses in connection with the negotiation, execution and delivery of this Agreement and the Additional Agreements and the consummation of the Transactions contemplated hereby and thereby.

                  2.17 SIS Option. The members of the Spector Group which are parties to the SIS Option Agreement (as defined below) agree that their prior exercise of the "put" under the SIS Option Agreement is deemed suspended as of the date hereof and that prior to the Closing no such party to such agreement shall take any action with respect to the SIS Option Agreement (or the exercise of rights thereunder). At the Closing, the Company and the members of the Spector Group which are parties to the SIS Option Agreement agree to enter into the Termination Agreement in the form of Exhibit A hereto conditionally terminating the SIS Option Agreement (the "Termination Agreement").

                  2.18 Management Agreement and Transponder Agreement. At the Closing, the Company and SEG agree to execute and deliver (a) the agreement relating to the management of the FCC Licenses in the form of Exhibit B hereto (or such other agreement as is customary under the circumstances and which is reasonably acceptable to the parties) (the "Management Agreement") (to the extent the FCC Approval has not been received by the Closing) and (b) the transponder agreement in the form of Exhibit C hereto (the "Transponder Agreement").

                  2.19 Termination of Employment Agreement and Guarantees. EMS, Eric Spector, Evan Spector, and any other officers or employees of SEG who are parties to this Agreement hereby agree (i) to the termination of any and all guarantees by (or other obligations of) the Company of their respective employment agreements with SEG, and each of such Persons and the Company agree that all such guarantees or other obligations of the Company related to such employment agreements will terminate and cease to be of any further force or effect on and after the Closing (including any obligations of the Company relating to severance or similar payments) and (ii) that prior to the Closing such Person will not terminate such employment agreement or otherwise take any action seeking to enforce the Company's guarantee of such employment agreement or which would result in any liability of SEG or the Company for the payment of any severance or other termination payments. The Company agrees that prior to the Closing it will not take any action seeking to terminate or otherwise enforce any rights it or SEG may have with respect to any of such employment agreements, other than with respect to actions which would otherwise constitute a breach of this Agreement or any Additional Agreement.

                  2.20 Certain Reimbursement Obligations. The Company covenants and agrees to reimburse SEG for (i) the salary of Mr. Harlyn C. Enholm ("Enholm") at a rate of $16,187 per month from January 1, 1997 to the Closing Date, (ii) rent on two New York City apartments currently leased by members of the Spector Group (having an aggregate monthly lease payment of $8,875) for the period from January 1, 1997 to the expiration of the term of such leases (both of which leases expire on February 28, 1997), (iii) the associated monthly expenses related to such apartments (including the reasonable costs and expenses of removing and shipping to such member of the Spector Group the personal property of such member remaining on such premises) and (iv) the reasonable costs and expenses (including an appropriate apportionment of SEG employee salary expenses) incurred by SEG on behalf of or for the benefit of the Company since January 1, 1997, other than costs and expenses incurred in connection with or related to the Transactions (including, but not limited to, expenses (including salary expenses) related to the preparation of the Fairness Opinion and the Solvency Opinion), in each case as deemed reasonable by Enholm and to the extent that SEG or the Spector Group has actually made such payment (whether by direct payment or as an apportionment of such an employee's salary based upon the time spent on Company matters). For purposes of this Section 3.12(a), the Company, SEG and the Spector Group each agree to be bound by the reasonable determinations of Enholm with regard to any amounts owed. The amounts which the Company is to pay to SEG in accordance with the foregoing reimbursement obligation shall be offset against the amount which SEG is obligated to pay to the Company in respect of its use of a transponder of the Company pursuant to paragraph (c) of this Section 3.12.

                      (a) Except as provided in paragraph (a) of this Section 3.12, the Company shall not be obligated to pay, nor shall SEG be entitled to charge against the intercompany amounts owed by it or its other reimbursement obligations, any amounts in respect of salary, benefits, severance obligations or other expenses relating to the employmentby the Company or SEG of any member of the Spector Group.

                      (b) SEG agrees, and the Spector Individuals hereby covenant and agree to cause SEG, to pay and reimburse the Company for the use in SEG's business of one transponder (which is the subject of the Transponder Agreement) (i) for the period from January 1, 1997 to the earlier of January 31, 1997 or the Closing Date, at a rate of $40,000 per month, and (ii) in the event that the Closing has not occurred by January 31, 1997, one transponder for the period from February 1, 1997 until the Closing Date at a rate of $80,000 per month, all upon the terms and conditions set forth in the Transponder Agreement.

              2.21  Agreement to Cooperate;  Consents;  Further  Assurances.
Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, including, without limitation, providing information and using reasonable efforts to obtain all necessary or appropriate governmental and third party waivers, consents, approvals (including, without limitation, the FCC Approval), and releases necessary for the consummation of the Transactions, to effect all necessary registrations and filings (including filings under federal and state securities law) and to lift any injunctions or other legal bar to the Transactions (and, in such case, to proceed with the Transactions as expeditiously as possible). The Spector Group acknowledges and agrees that it shall have primary responsibility for seeking and obtaining the required FCC Approval, and the Company agrees to pay the reasonable costs and expenses of the Spector Group related to obtaining such FCC Approval and to cooperate with the Spector Group in obtaining the FCC Approval.

              2.22 SEC Filings. The Company covenants and agrees that from and after the date hereof it will promptly deliver to the Spector Representative copies of all periodic and other reports legally required to be filed by it under the Exchange Act.

              2.23 Guarantee of Imperial Bank Indebtedness. The Spector Group agrees that one or more members thereof, as necessary, will personally guarantee SEG's indebtedness to Imperial Bank to the extent necessary to obtain the release of the Company's guarantee of such indebtedness.

              2.24 Stay of Delaware Action. Immediately following the execution of this Agreement but, in any event, prior to the commencement of any trial or hearing relating to the matters which are the subject of the Delaware Action, the Eric M. Spector Revocable Living Trust will, and the trustee of such trust will cause it to, execute and deliver to the Company a written instrument staying all proceedings (including, without limitation, hearings, motions, discovery actions and depositions) in or related to the Delaware Action until the first to occur of February 10, 1997 or the Closing Date (upon which date such action shall be dismissed pursuant to the Dismissal Instrument), and the Company agrees that it will execute and deliver a counterpart of such instrument and will not take any action inconsistent therewith prior to the date of termination of such stay. The Company and the Eric M. Spector Revocable Living Trust agree that upon the termination of such stay (other than in connection with the dismissal of the Delaware Action pursuant to the Dismissal Instrument) no court hearing or appearance will be scheduled to occur prior to the third business day following the termination of such stay. Neither this Agreement nor the execution hereof by the Eric M. Spector Revocable Living Trust may be used as evidence or as a basis in argument in the Delaware Action. In the event the Closing does not occur and the stay contemplated by this Section 3.16 is terminated (other than pursuant to the Dismissal Instrument), the execution of this Agreement by the Eric M. Spector Revocable Living Trust shall be without prejudice to the rights of such trust in the Delaware Action.

              2.25  COBRA   Obligations  of  SEG.  In  connection  with  the
termination of Enholm's employment with SEG, SEG agrees to, and the Spector Individuals agree to cause SEG to, comply fully with its obligations to Enholm pursuant to the health benefit continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

                       SETTLEMENT OF CLAIMS AND OTHER MATTERS

              2.26 Release of Potential Claims or Action. Subject to Section 1.03 hereof and except as otherwise specifically provided herein, effective at the Closing:

                    (a) Each member of the Spector Group and SEG, on behalf of itself, its subsidiaries, officers, directors and employees, and all of their respective agents, representatives, predecessors, successors, assigns, heirs, trustees, executors and administrators (the "Spector Group Releasors") hereby irrevocably and forever release, discharge, waive, relinquish and covenant not to sue, directly or indirectly, derivatively or otherwise, the Company or its subsidiaries or their irectors, officers, partners (general or limited), employees, trustees, representatives or agents (including, without limitation, financial advisors, lenders, counsel and consultants)or any of their respective agents, representatives, predecessors, successors, assigns, heirs, trustees, executors or administrators, and all Persons acting in concert with any such Person (the "Company Releasees"), with respect to any and  all  matters, proceedings,  actions,  causes  of action (including any that were actually asserted or which could have been asserted), suits, debts, dues, sums of money, accounts, reckonings, bonds,
bills,  specialties,   covenants,   contracts, controversies,  agreements,
promises, variances, trespasses, damages, judgments, extents, executions, claims, charges and liabilities whatsoever, at law, equity or otherwise, which the Spector Group Releasors ever had, now have or hereafter can, shall or may have, whether known or unknown, against any or all of the Company Releasees for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time to the date hereof, arising out of, relating to, or in connection with: (i) the Merger and the Merger Agreement (as hereinafter defined); (ii) the matters which are the subject of the Delaware Action (as hereinafter defined); (iii) matters relating to the business of the Company (including the management thereof); (iv) resolution of any intercompany accounts or any other accounts between the Company and SEG and/or the members of the Spector Group; and (v) the employment by the Company or SEG of Enholm or any members of the Spector Group (collectively, the "Released Matters"); provided, however, that the releases set forth in this Section 4.01(a) shall not release, discharge, waive, relinquish or be deemed a covenant not to sue, directly, derivatively or otherwise, on the part of any Spector Group Releasor of any Released Matters which are related to, based upon or arise from the breach by any Company Released Party of any of its representations, warranties, covenants, agreements or obligations set forth in this Agreement or in any Additional Agreement.

                    (b)  The  Company,  on  behalf  of  itself, its
subsidiaries (other than SEG), officers, directors and employees, and all of their respective agents, representatives, predecessors, successors, assigns, heirs, trustees, executors and administrators (the "Company Releasors") hereby release, discharge, waive, relinquish and covenant not to sue, directly or indirectly, derivatively or otherwise, any member of the
Spector Group, SEG or any of their respective directors, officers, partners (general or limited), employees, trustees, representatives or agents (including, without limitation, financial advisors, counsel, lenders, and consultants), or any of their respective agents, representatives, predecessors, successors, assigns, heirs, trustees, executors and administrators, and all Persons acting in concert with any such Person (the "Spector Releasees"), with respect to any and all matters, actions, causes of action (including any that were actually asserted or which could have been asserted), suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, charges and liabilities whatsoever, at law, equity or otherwise, which the Company Releasors ever had, now have or hereafter can, shall or may have, whether known or unknown, against any or all of the Spector Releasees for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time to the date hereof, arising out of, relating to, or in connection with the Released Matters; provided, however, that the releases set forth in this Section 4.01(b) shall not release, discharge, waive, relinquish or be deemed a covenant not to sue, directly, derivatively or otherwise, on the part of any Company Releasor of any Released Matters which are related to, based upon or arise from the breach by any Spector Released Party of any of their respective representations, warranties, covenants, agreements or obligations set forth in this Agreement or in any Additional Agreement.

                    (c)  The Company,  on the one hand,  and each
member of the Spector  Group,  on the other  hand,  hereby  agree  that from and after the date  hereof  they will not encourage,  solicit  or  voluntarily
assist  any  Person  with  respect  to the institution,   prosecution  or
continuation of any lawsuits or claims, or encourage, solicit or voluntarily assist any Governmental Agency or Authority with respect to the institution, prosecution or continuation of any regulatory action or proceeding, in which the other Party or its Affiliates or any of their respective officers directors, partners (general or limited), trustees or agents, are defendants that relate to or arise out of the Released Matters;
provided, however, that, any party hereto may respond to and cooperate with any inquiry, action or proceeding from or by any Governmental Agency or Authority (and such party shall not be required to take actions to contest any such inquiry, action or proceeding, except as provided below); and provided, further, that to the extent practicable, any party that is required to give information in connection with any lawsuit or similar action, or which elects to respond or cooperate as set forth in the previous proviso, shall, except to the extent prohibited by Law, give the other parties prompt notice of any inquiry or action relating to the foregoing (including, without limitation, copies of any documents or letters relating to the foregoing) and an adequate opportunity to seek appropriate protective relief.

                    (d)  Notwithstanding  anything in this Article
4 to the contrary, in the event that any claim, charge, action, cause of action, suit, proceeding or demand of any type or description whatsoever is brought by a third party (a "Third Party Claim") against any party hereto, the releases set forth in Section 4.01(a) and Section 4.01(b) shall be deemed to be waived, but only to the extent necessary, for the party subject to such Third Party Claim to defend against it.

                            STANDSTILL PROVISIONS

                  2.27 Restrictions on Certain Actions by the Spector Group. Each of the members of the Spector Group agrees that from the date hereof until the second anniversary of the Closing such member will not, and such member will cause each of its Affiliates, and the officers, directors, employees, partners and trustees of such member or its Affiliates, not to, singly or as part of or through a partnership, limited partnership or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act), directly or indirectly, through one or more intermediaries or otherwise:

                        (a)  purchase,  in any way acquire or own, offer to
acquire, make any proposal to acquire or agree to acquire by purchase, or become a pledgee of (any such act shall be encompassed by the term "Acquire"), any Voting Securities (as defined below) or property of the Company (for purposes of this Section 5.01, the foregoing shall be deemed to include the direct or indirect acquisition of any Person or entity whose principal asset consists, directly or indirectly, of Voting Securities or other property of the Company), securities convertible into or exercisable or exchangeable for Voting Securities or any securities granting the right to acquire any securities convertible, exercisable or exchangeable for
Voting   Securities   (regardless  of  whether  any  such  securities  are  then convertible,  exercisable  or  exchangeable),  or any  securities of the Company
representing  a  debt   repayment   obligation   (including   any   non-recourse
obligations) of the Company (collectively, "Prohibited Securities"), except the acquisition of products or services from the Company in the ordinary course of business;

                           (b)       participate in the formation, or encourage
the formation, of any Person which owns or seeks to Acquire Beneficial Ownership of Prohibited Securities or seeks to Acquire any property of the Company, except the acquisition of (i) products or services of the Company in the ordinary course of business and (ii) any property (other than Prohibited Securities) of the Company which the Company has publicly offered for sale;

                           (c)       make,  or  in  any  way   participate  in,
directly  or   indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company;

                           (d)       initiate,  propose or otherwise  solicit
stockholders of the Company for the approval of one or more stockholder proposals with respect to the Company or induce or attempt to induce any other Person to initiate any stockholder proposal with respect to the Company;

                           (e)       seek election to or seek to place a
representative on the Board of Directors of the Company or seek the removal of any member of the Board of Directors of the Company;

                           (f)       call or seek to have called any meeting of
the stockholders of the Company;

                           (g)       otherwise  act,  directly or indirectly,
alone or in concert with others, to seek to control the management or Board of Directors of the Company;

                           (h)       (i)  solicit,  propose,  seek to effect
or negotiate with the Company or any other Person with respect to (x) any form of business combination transaction with the Company or any Affiliate thereof, (y) any type of purchase, directly or indirectly, of any property of the Company or any Affiliate thereof, except as provided in clauses (i) or
(ii) of paragraph (b) of this Section 5.01, or (z) any form of restructuring, recapitalization or similar transaction with respect to the Company or any Affiliate thereof, (ii) solicit, make or propose or negotiate with the Company or any other Person with respect to, or announce an intent to make, any tender offer or exchange offer for any Prohibited Securities, or
(iii) disclose an intent, purpose, plan or proposal with respect to the Company or any Prohibited Securities inconsistent with the provisions of this Section 5.01, including an intent, purpose, plan or proposal that is conditioned on or would require the Company to waive the benefit of or amend any provision of this Section 5.01; or

                                     (ii)   request  the  Company  (or  its
directors,   officers,   employees  or agents), directly or indirectly, to
amend or waive any provision of this Section 5.01  (including  this paragraph
(i)), otherwise seek any modification to or waiver of the agreements or obligations of the members of the Spector Group on behalf of themselves or any of their respective Affiliates, officers, directors, employees, partners or trustees under this Section 5.01 or take any action which might require the Company to make a pubic announcement (other than upon execution of this Agreement) regarding any matters specified in this Section 5.01.

                            Except as  specifically  provided to the  contrary
in this Section 5.01 and provided that their acquisition of such Voting Securities has not been made in breach or violation of this Section 5.01, nothing herein shall prohibit or restrict the members of the Spector Group, their Affiliates and the officers, directors, employees, partners or trustees of such member or its Affiliates from exercising the voting rights relating to Voting Securities owned by any of them from time to time.

                  2.28 Termination of Standstill. (a) In the event (x) that a Termination Event (as defined below) occurs and the default related thereto is not effectively cured or waived within ten (10) business days of the date of notice thereof or (y) of a Bankruptcy of the Company (as defined below), the members of the Spector Group shall be released from their obligations under
Section 5.01 and the provisions of Section 5.01 shall terminate and be of no further force or effect. A "Termination Event" shall be deemed to have occurred in the event that (i) prior to the termination of the Transponder Agreement, AT&T Corporation ("AT&T") or any successor thereto providing transponder services to the Company under the AT&T Transponder Services Agreement dated February 7, 1995 (the "AT&T Agreement"), delivers notice to the Company that the Company is in default under the AT&T Agreement or that an event has occurred which, with notice or lapse of time or both, would constitute a default of the Company under the AT&T Agreement, in any case which default would give AT&T the right to cancel or suspend the transponder services provided to the Company under the AT&T Agreement (an "AT&T Transponder Default"), or the Company notifies AT&T that such an AT&T Transponder Default has occurred, or the Company, in any reports filed with the SEC under the Exchange Act or otherwise, admits that such an AT&T Transponder Default has occurred and is continuing, or
(ii) the Company, in any quarterly compliance certificate or report or any required interim notice, certificate or report, delivers notice to the holder (the "Senior Lender") of its senior secured indebtedness that the Company is in default under the loan agreement relating to such indebtedness, or that any event has occurred which, with notice or lapse of time or both would constitute a default under such instrument, or the Senior Lender notifies the Company of any such default, in any case which default would permit the Senior Lender to accelerate payment of all such indebtedness (other than any such default which relates to the failure of the Company to meet or maintain a financial performance ratio or other financial test which default is not cured or waived within ninety (90) days thereof ) or the Company, in any report filed with the SEC under the Exchange Act or otherwise, admits that such a default has occurred and is continuing (provided, that such an admission by the Company relating to any such financial performance ratio or other financial test will not constitute a Termination Event until the period for cure or to obtain a waiver referred to above has ended).

                            (b)     The Company  hereby  covenants and agrees
that,  until the  termination  of the standstill provisions pursuant to this
Section 5.02, it will promptly deliver to the Spector Representative any notice, certificate or report received from AT&T or the Senior Lender and will send to the Spector Representative, simultaneously with dispatch of a notice, certificate or report to AT&T or the Senior Lender, any notice, certificate or report sent to AT&T or the Senior Lender referred to in Section 5.02(a) above; provided, however that with respect to notices, certificates or reports received from or delivered to AT&T, the foregoing obligation shall be terminated upon the termination of the Transponder Agreement.

                  2.29 Limitation of Liability. Notwithstanding anything to the contrary set forth herein, (a) the members of the Spector Group, other than the Spector Individuals, shall not be liable for damages at law with respect to a breach or violation of Section 5.01, but shall be liable solely for equitable remedies, including, but not limited to, injunctions and (b) the Spector Individuals shall be liable for harm caused by themselves, in their individual capacities, their Affiliates or other members of the Spector Group both for damages at law and for equitable relief and remedies, for any breach or violation of Section 5.01.

                               CLOSING CONDITIONS

                  2.30 Conditions Precedent to the Obligation of the Spector Group. The obligation of SEG and the Spector Group to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, as determined by the Spector
Representative, any one or more of which may be waived by the Spector Representative, on behalf of SEG and the Spector Group, in whole or in part, to the extent permitted by applicable Law:

                           (a)       The Company shall have  performed  and
complied in all material respects with the agreements, obligations and covenants contained in this Agreement or in any other Additional Agreement required to be performed and complied with by it at or prior to the Closing Date, the representations and warranties of the Company set forth in this Agreement or in any Additional Agreement to which it is a party shall if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case, as of the date of this Agreement or the date of such other Additional Agreements (as the case may be) and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement or such other Additional Agreements), and the Spector Group shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

                           (b)       On the Closing  Date,  there shall be no
(i) injunction, writ or temporary, preliminary or permanent restraining order, (ii) order issued by a court of competent jurisdiction or other Governmental Agency or Authority the effect of which is to prevent or prohibit the consummation of the Transactions shall be in effect, nor shall any proceeding brought by a Governmental Agency or Authority seeking any of the foregoing be pending.

                           (c)       All  corporate  actions on the part of the
Company necessary to authorize (i) the execution, delivery and performance of this Agreement and the Additional Agreements to which it is a party and
(ii) the consummation of the Transactions, shall have been duly and validly taken and shall be in full force and effect. All such actions and all other actions, proceedings, instruments and documents required to carry out the Transactions and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for the Spector Group and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings (including copies or extracts from the minutes of the Board of Directors relating to the Company's approval of the execution and delivery of this Agreement and each of the Additional Agreements to which the Company is or shall become a party (including the results of all votes taken by the members of the Board on such matters), and such other instruments and documents as it shall have reasonably requested.

                           (d)       At the Closing,  the Spector  Group shall
have received a copy of the Solvency Opinion (as hereinafter defined) addressed to it and reasonably acceptable to it.

                           (e)       Enholm shall have resigned  as an officer
of SEG and agreed  with SEG to the termination  of his  employment  agreement
with SEG,  and  delivered  to SEG an instrument,   in  form  and  substance
reasonably  acceptable  to  the  Spector
Representative,   releasing  SEG  from  any  liability   under  such  employment
agreement.

                           (f)       Effective  as of the  Closing,  all
directors or executive officers of the Company (other than members of the Spector Group) shall have resigned from the board of directors of SEG and its subsidiaries.

                           (g)       The Company shall have duly and validly
executed and delivered to the Spector Group each Additional Agreement to be executed and delivered by the Company, each of which shall be in full force and effect at the Closing.

                           (h)       The  receipt of the SEG Shares by the
members of the Spector Group will not result in the recognition of gain or loss by the members of the Spector Group.

                           (i)       The Company shall have  delivered to the
Spector  Representative  a release or other evidence  reasonably  satisfactory
to it that the holder of the Company's senior   indebtedness  has  released
any  Lien  or  Restriction  in  its  favor encumbering the SEG Shares.

                           (j)       SEG or the members of the Spector Group,
as applicable, shall have received a release of its obligation as guarantor or obligor under the Contracts listed on Schedule 6.01(j) hereto, each such release to be reasonably acceptable to the Spector Representative.

                           (k)       Either (i) SEG shall have received the
FCC Approval or a provisional approval of the FCC, in each case reasonably acceptable to it or (ii) the Company and SEG shall have entered into the Management Agreement.

                           (l)       The Spector  Representative  shall have
received (i) a copy of the existing policy relating to D & O Insurance for the calendar year 1997, and (ii) a copy of a letter from the Company to the carrier issuing such policy instructing such carrier to provide to the Spector Representative a copy of all notices issued by such carrier to the Company in respect of such policy.

                  2.31 Conditions Precedent to the Obligation of the Company. The obligation of the Company to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

                           (a)       SEG and each member of the Spector Group
shall have  performed and complied in all  material  respects  with  their
respective  agreements,   obligations  and covenants contained in this
Agreement or in any Additional Agreement required to be performed and complied with by it or such member at or prior to the Closing Date, the respective representations and warranties of SEG and the Spector Group set forth in this Agreement or in any Additional Agreement to which it is a party shall, if specifically qualified by materiality or knowledge, be true and correct and, if not so qualified, be true and correct in all material respects as of the date of this Agreement or such other Additional Agreement (as the case may be) and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement or such other Additional Agreements), and the Company shall have received a certificate to that effect signed on behalf of SEG by its President and on behalf of the Spector Group by the Spector Representative.

                           (b)       On the Closing  Date,  there shall be no
(i) injunction, writ or temporary, preliminary or permanent restraining order, (ii) order issued by a court of competent jurisdiction or other Governmental Agency or Authority the effect of which is to prevent or prohibit the consummation of the Transactions shall be in effect, nor shall any proceeding brought by a Governmental Agency or Authority seeking any of the foregoing be pending.

                           (c)       All corporate,  partnership, trust or
other actions on the part of each member of the Spector Group necessary to authorize (i) the execution, delivery and performance of this Agreement and the other Additional Agreements to which the members of the Spector Group are parties and (ii) the consummation of the Transactions, shall have been duly and validly taken and shall be in full force and effect. All such actions and all other actions, proceedings, instruments and documents required to carry out the Transactions and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for the Company and such counsel shall have been furnished with such certified copies of such actions and proceedings and such other instruments and documents as it shall have reasonably requested (including but not limited to, evidence relating to such approvals by each of the Spector Trusts and of the signing authority of any trustee executing this Agreement or any Additional Agreement).

                           (d)       The Termination  Agreement shall have duly
and validly executed and delivered by each Person who is a party to the SIS Option Agreement, and the Termination Agreement shall be in full force and effect at the Closing.

                           (e)       The Company shall have received a release
of its obligations as (i) guarantor under SEG's credit facilities with Imperial Bank or any other financial institutions, (ii) guarantor or obligor under the Contracts listed on Schedule 6.02(e) and (iii) guarantor under any employment agreements relating to employees of SEG (including any obligations relating to severance payments to SEG employees), each such release to be reasonably acceptable to the Company.

                           (f)       The Special  Committee of the Company
Board of Directors shall have received an opinion (the "Fairness Opinion"), reasonably acceptable to it, dated the Closing Date, from Thacher Vendig & Company, Inc. (or another investment banking firm retained by the Company and reasonably acceptable to the Special Committee and the Spector Group), that the terms of the Transactions are fair, from a financial point of view, to the Company's stockholders (other than the members of the Spector Group).

                           (g)       The  Company  shall  have  received  an
opinion (the "Solvency Opinion") reasonably acceptable to it, dated as of the Closing addressed to both the Company and the Spector Group, from Houlihan Lokey (or another investment banking or appraisal firm retained by the Company and reasonably acceptable to the Spector Group) to the effect that, as of the Closing Date, and assuming that the Refinancing is consummated simultaneously with the Closing, the Company is solvent, and has sufficient capital to conduct its business and to meet its debts and other obligations as they mature.

                           (h)       Effective  as of the  Closing,  EMS  shall
have resigned from the Board of Directors of the Company and each member of the Spector Group shall have resigned from the board of directors of each subsidiary of the Company (other than SEG) of which he or she is a member and as an officer or employee of the Company and each such subsidiary.

                           (i)       The receipt of the  Transferred  Shares by
the Company will not result in the recognition of gain or loss by the Company.

                           (j)       At the  Closing,  counsel for the Eric
Spector Revocable Living Trust will deliver to the Company's Delaware counsel a duly executed stipulation in the form of Exhibit D hereto (the "Dismissal Instrument") dismissing without prejudice the action brought by Eric Spector, as trustee of the Eric Spector Revocable Living Trust, in the Delaware Chancery Court filed on November 14, 1996, bearing civil action No. 15349NC (the "Delaware Action").

                           (k)       Each member of the Spector  Group  shall
have duly and validly executed and delivered to the Company each Additional Agreement to which such member is a party, each of which shall be in full force and effect at the Closing.

                           (l)       SEG shall have executed and delivered each
Additional  Agreement to which it is a party.

                           (m)       The Company shall have obtained a release
from the holder of the Company's senior indebtedness of any Lien or Restriction encumbering the SEG Shares in favor of such holder.

                           (n)       Either (i) the Company shall have received
the FCC Approval or a provisional approval of the FCC, in each case reasonably acceptable to it or (ii) the Company and SEG shall have entered into the Management Agreement.

                  2.32 Closing Documents. In the event that a draft of any opinion, consent, waiver or release to be delivered at the Closing has been supplied to a party in accordance with Section 3.07 and the receiving Party has either (x) acknowledged that such document is acceptable to it or (y) failed to comment upon or otherwise register an objection pursuant to Section 3.07, then such party shall be deemed to have approved the form and substance of such opinion, consent, waiver or release (an "Approved Closing Document") and, subject to the delivery of the Approved Closing Document at the Closing, such receiving Party's related condition to Closing in Section 6.01 or 6.02 above shall be deemed satisfied.

                              INDEMNIFICATION

                  2.33 Indemnification by the Spector Group. Subject to written notice of such claim for indemnification being delivered to the Spector Representative within the appropriate survival period referred to in Section 9.04, the members of the Spector Group, severally and not jointly, and SEG, each covenant and agree to indemnify, defend and hold harmless the Company and its directors, officers, employees, agents, successors and assigns from and against any and all losses, costs, liabilities, damages, and expenses (including reasonable legal fees, expert fees and other expenses incident thereto) of every kind, nature, and description (collectively "Losses"), that result from or arise out of (a) the breach of any representation or warranty made by such member of the Spector Group or, in the case of the Spector Individuals, SEG, set forth in this Agreement, any Additional Agreement or in any certificate, schedule, or other instrument delivered to the Company pursuant hereto or thereto in any material respect or (b) the breach of or failure to perform any covenant or agreement of such member of the Spector Group or, in the case of the Spector Individuals, SEG, contained in this Agreement or in any Additional Agreement in any material respect.

                  2.34 Indemnification by the Company. Subject to written notice of such claim for indemnification being delivered to the Company within the appropriate survival period set forth in Section 9.04, the Company agrees to indemnify, defend and hold harmless SEG, each member of the Spector Group, and their respective directors, officers, employees, agents, successors and assigns, from and against (a) all Losses incurred by such member that result from or arise out of any breach of any representation or warranty made by the Company set forth in this Agreement, any Additional Agreement or in any certificate, schedule, or other instrument delivered to the Spector Group or SEG pursuant hereto or thereto in any material respect or (b) the breach of or failure to perform any covenant or agreement of the Company contained in this Agreement or in any Additional Agreement in any material respect.

                  2.35 Claims for Indemnification. Whenever any claim shall arise for indemnification under Section 7.01, 7.02 or 7.05, the party entitled to indemnification (the "Indemnified Party") shall promptly notify in writing the party obligated to provide indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; such written notice shall be a condition precedent to any liability of the Indemnifying Party hereunder. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the liability arising therefrom.

                  2.36 Claims Procedure.  Except as provided in Section 7.05, in connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if (a) the Indemnifying Party acknowledges to the Indemnified Party in writing, within fifteen (15) days after receipt of notice from the
Indemnifying Party, its obligation to indemnify the Indemnified Party with respect to all elements of such claim, (b) the Indemnifying Party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, or (d) settlement or an adverse Judgment of the third-party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnified Party that it believes the Indemnifying Party has failed to do so, the Indemnified Party may assume the defense of such claim; provided, further, that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsel retained by the Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

                  2.37 Special Indemnification Relating to Transactions. The Company agrees to indemnify and hold SEG and the members of the Spector Group harmless from any Losses incurred by them which result from or arise out of any suits, actions or claims of the Company's shareholders or other third parties based upon or arising out of the Transactions and, subject to the provisions of paragraph (b) the Company shall reimburse each of the Spector Group and SEG for their reasonable expenses (including, subject to Section 7.05(b), reasonable attorneys' fees to the extent provided below) relating to the defense of such action.

                           (a)       If any action or  proceeding  shall be
brought or asserted against SEG or any member of the Spector Group for which indemnity may be sought from the Company, such Person or Persons shall promptly notify the Company in writing. If there is no conflict in the defense of such action between the Spector Group, on the one hand, and other named parties to such action, on the other hand, as more specifically provided for below, the Company shall assume the defense of such action, including the employment of counsel, which counsel shall be reasonably acceptable to the Spector Group. The Spector Group shall have joint client status with the Company with respect to the defense of such action, provided that the Spector Representative shall be the only member of the Spector Group authorized to interface with the counsel defending such action. If the Spector Group wishes to retain its own outside counsel, it may do so at its own sole cost and expense. If there are one or more legal defenses available to SEG and the members of the Spector Group which are named parties to such action that conflict with those available to the Company or the other Persons named in such action which the Company is obligated to indemnify, SEG and the Spector Group may employ a single separate counsel and the Company shall reimburse SEG and the Spector Group for the reasonable fees and expenses of such counsel thereof. In clarification of the foregoing, the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings arising out of the same general allegations or circumstances be liable for the reasonable fees and expenses of more than one separate firm of attorneys representing the Spector Group and SEG collectively. In the event that the Company and the Spector Group shall in good faith disagree as to the existence of such a conflict of interest, then the parties agree that they shall cause such issues to be resolved by expedited arbitration in the County of Los Angeles before a retired judge who is mutually acceptable to the Company and the Spector Representative, in accordance with the Rules of the American Arbitration Association for expedited commercial arbitration. The determination of such arbitrator shall be binding upon the Parties with respect to the existence of such conflict. Neither SEG nor the Spector Group shall settle any action, suit or matter for which indemnification is claimed under this Section 7.05 without the prior written consent of the Company which consent may not be unreasonably withheld.

                                   TERMINATION

                  2.38      Termination Prior to Closing.

                           (a)       If the Closing has not occurred by February
10, 1997, either the Company or the Spector Representative may terminate this Agreement at any time thereafter by giving written notice of termination to the other; provided, however, that no Party may terminate this Agreement if such Party has willfully or materially breached any of the terms and conditions hereof.

                           (b)       Prior to February 10, 1997:

                                     (i)    the Company may terminate  this
Agreement (x) following the insolvency or bankruptcy of SEG, or (y) if any one or more of the conditions to Closing set forth in Section 6.02 shall become incapable of fulfillment by any member of the Spector Group or SEG or there shall have occurred a material breach of this Agreement by any member of the Spector Group or SEG and either such condition or breach shall not have been waived by the Company or cured by SEG or such member of the Spector Group within five (5) days after notice; and

                                     (ii)   the Spector  Representative  may
terminate this Agreement (x) following the insolvency or bankruptcy of the Company or (y) if any one or more of the conditions to Closing set forth in
Section 6.01 shall become incapable of fulfillment by the Company or there shall have occurred a material breach of this Agreement by the Company and either such condition or breach shall not have been waived by the Spector Representative, or cured within five (5) days after notice.

                  2.39 Consequences of Termination. Upon termination of this Agreement pursuant to this Article 8 or any other express right of termination prior to Closing provided elsewhere in this Agreement, the Parties shall be relieved of any further obligation to the others pursuant to this Agreement; provided, however, that no termination of this Agreement, pursuant to this
Article 8 hereof or under any other express right of termination provided elsewhere in this Agreement, shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any willful misrepresentation made in connection with this Agreement or willful breach hereof.

                               MISCELLANEOUS

                  2.40 Entire Agreement. This Agreement and the Additional Agreements, together with all Schedules and Exhibits hereto and thereto, constitutes the entire understanding of the parties with respect to the Transactions. The parties agree that any obligations or liabilities of the parties under the Spector Letter (as hereinafter defined) are hereby terminated.

                  2.41 Amendment, etc. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing, the parties hereto may, (a) extend the time for the performance of any of the obligations or other acts or the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered by any of the other parties pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein which are for the benefit of such party. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed by such Party (or in the case of the Spector Group, the Spector Representative).

                  2.42 Expenses. Except as otherwise provided herein and notwithstanding any contrary provision contained in the Spector Letter, the Company and the Spector Group shall each pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement and each of the Additional Agreements, including all fees and expenses of its counsel and accountants for all activities of such counsel and accounts undertaken pursuant to this Agreement, irrespective of whether or not the Transactions are consummated.

                  2.43 Survival of Representations and Warranties. All statements contained in this Agreement, any Additional Agreement or in any certificate delivered by or on behalf of the Company, SEG or any member of the Spector Group pursuant hereto or thereto, or in connection with the Transactions shall be deemed representations and warranties by the Company, SEG or such member, as the case may be, hereunder or thereunder. All representations and warranties made by the Company, SEG or any member of the Spector Group in this Agreement, any Additional Agreement, or pursuant hereto or thereto, shall survive the Closing of the Transactions, but shall terminate two years from the Closing Date; provided, however, that (i) the representations and warranties in
Section 2.01(d) and Section 2.04 shall survive the Closing until the termination of the applicable statute of limitations, and (ii) the representation and warranty made by the Spector Individuals in Section 2.05(a) as to the assets or property of SEG shall terminate upon the Closing.

                  2.44 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

                  2.45 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect.

                  2.46 Counterparts. For the convenience of the parties, any number of counterparts of this agreement may be executed by the parties, and each such executed counterpart will be an original instrument.

                  2.47 Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard to this Agreement will be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by registered mail postage paid, if to the Company at:

                        Spice Entertainment Companies, Inc.
                        536 Broadway
                        New York, New York 10012
                        Telecopier: (212) 226-6354
                        Attention: Chief Executive Officer

                        with a separate copy addressed to the General Counsel.

          and to the Spector Group as indicated in Schedule 1, with a separate copy to David Gersh, Esq., Paul, Hastings, Janofsky & Walker, LLP, 555 South Flower Street, Los Angeles, California 90071, or to such other address or telecopy number as any party, from time to time, designates in a written notice given in a like manner. Notice by telecopy shall be deemed delivered on the day telephone confirmation of receipt is given. Notice given by mail as set out above shall be deemed delivered five business days after the date the same is postmarked.

                  2.48 Successors and Assigns. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement (other than the Spector Covered Persons and Persons entitled to indemnity pursuant to Article 7 of this Agreement).

                  2.49 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

                  2.50 Specific Enforcement. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered in connection therewith, that the non-breaching parties would be irreparably damaged in the event any provision of this Agreement is not performed in accordance with its specific terms or were otherwise breached and that the non-breaching parties shall be entitled to equitable relief (including injunction and specific performance) in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, as a remedy for any material breach or to prevent any material breach of this Agreement. Such remedies shall not be deemed to be exclusive remedies for a breach or anticipatory breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

                  2.51 Binding Effect. Notwithstanding the failure of certain members of the Spector Group to execute and deliver this Agreement on the date hereof, upon the execution and delivery of this Agreement by the Company, Edward
M. Spector and the Eric M. Spector  Revocable  Living Trust,  the  provisions of
Section 3.16 shall be binding upon such parties.

                                  DEFINITIONS

                  2.52 Definitions For purposes of this Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

                            Acquire:  As defined in Section 5.01(a).

                            Additional  Agreements:  The  Dismissal  Instrument,
the Termination Agreement, the Management Agreement, the Transponder Agreement and the Enholm Agreement.

                            Affiliate:  With  respect  to any  Person,  (i)
any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person and (ii) any other Person in which such Person holds directly or indirectly, fifty percent or more of the equity economic interests.

                            Affiliate Transaction:  shall mean any agreement,
arrangement or understanding between the Company, SEG or their respective subsidiaries, on the one hand, and any member of the Spector Group or their respective Affiliates, on the other.

                            Agreement:  This Settlement Agreement and the
Schedules and Exhibits attached hereto.

                            AT&T:  As defined in Section 5.02.

     Bankruptcy of the Company: Shall, for purposes of Article 5 of this Agreement, be deemed to have occurred upon the happening of any of the following: (x) a court having appropriate jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under Title 11 of the United States Code entitled "Bankruptcy" (as now or hereafter in effect, or any successor thereto, the "Bankruptcy Code") or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any other similar relief shall be granted under any applicable federal or state law; or (y)(i) an involuntary case shall be commenced against the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) a decree or order of a court having jurisdiction in the premises shall be entered for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or over all or substantially all of its property; or (iii) the involuntary appointment shall occur of an interim receiver, trustee or other custodian of the Company for all or substantially all of its property; and, in the case of any event described in this clause (y), such event shall continue for sixty (60) days unless dismissed, bonded or discharged; or (z)(i) an order for relief shall be entered with respect to the Company in, or the Company shall commence, a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) the Company shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or substantially all of its property, or (iii) the Company shall make a general assignment for the benefit of creditors.

                            Beneficially  Own and Beneficial  Ownership:  With
respect to any securities shall mean having beneficial ownership as determined pursuant to Rule 13d-3 under the Exchange Act including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                            Board of Directors:  The Board of Directors of the
Company.

                            Closing; Closing Date: As defined in Section
1.01(b).

                            COBRA:  As defined in Section 3.17.

                            Code:  The Internal Revenue Code of 1986, as
amended.

                            Communications Act:  As defined in Section 2.01(c).

                            Company:  As defined in the introductory paragraph
of this Agreement.

                            Company Common Stock:  The common stock, par value
$.01 per share, of the Company.

                            Company Disclosure Schedule:  As set forth on
Schedule 2.01 hereto.

                            Company Releasees:  As defined in Section 4.01(a).

                            Company Releasors:  As defined in Section 4.01(b).

              Confidential Information: As defined in Section 9.12.

                            Contract:  Any agreement,  contract,  license,
indenture, lease, mortgage, license, plan, arrangement, commitment or instrument (whether written or oral).

                            D&O Insurance:  As defined in Section 3.05.

                            Delaware Action:  As defined in Section 6.02(j).

              Dismissal Instrument: As defined in Section 6.02 (j).

                            EMS:  As defined in Section 3.08.

                            Enholm:  As defined in Section 3.12.

                            Exchange: As defined in Section 1.01(a).

                            Exchange Act:  As defined in Section 2.01(c).

                            Fairness Opinion:  As defined in Section 6.02(f).

                            FCC: The United States  Federal  Communications
Commission,  or any  successor  United States governmental agency.

                            FCC Approval:  As defined in Section 2.01(c).

                            Governmental  Agency or  Authority:  Any  nation or
government, any state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

                            Indemnified Party:  As defined in Section 7.03(a).

                            Indemnifying Party:  As defined in Section 7.03(a).

                            Judgment:  Any judgment,  writ, order or decree of
or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any other Governmental Agency or Authority.

                            Knowledge:  With  respect to a party's  awareness
of the presence or absence of a fact, event or condition shall mean (i) actual knowledge plus, if different, (ii) the knowledge that would be obtained if such party conducted itself faithfully and exercised sound discretion in the management of his own affairs.

                            Law: The common law and any statute,  ordinance,
code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, applied or followed by any Governmental Agency or Authority (including any court), including, without limitation, any of the foregoing enacted or adopted prior to the Closing Date with an effective date on or after the Closing Date.

                            Lien: Any mortgage,  pledge, lien,  encumbrance,
charge, adverse claim or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any third party option or other agreement to sell and any filing of or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

                            Losses:  As defined in Section 7.01.

                            Material  Adverse  Effect:  With respect to a party
means an adverse change which would in the aggregate have a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, or business on a consolidated or combined basis of such party.

                            Merger:  The  merger  of SEG with and into a wholly
owned  subsidiary  of the  Company pursuant to the Merger Agreement.

                            Merger  Agreement:  The Merger  Agreement and Plan
of Reorganization, dated August 9, 1995 by and among the SEG, EMS, the Company and Newco SEG, Inc.

                            Party;  Parties:  As the context requires, either
or  both  of the  Company  or the Spector Group, collectively.

                            Person: Any individual, partnership, joint venture,
corporation, trust, incorporated organization, Governmental Agency or Authority or any other entity that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

                            Proceeding: Any political,  legal or administrative
action,  proceeding,  investigation or controversy.

                            Prohibited Securities: As defined in Section
5.01(a).

                            Released Matters:  As defined in Section 4.01(a).

                            Restrictions:  With  respect  to any  capital stock
or other security, any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, arrangement or understanding, any Judgment or any Law (other than the Securities Act and customary securities or "blue sky" laws of any jurisdiction restricting the transfer of securities) which, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (x) any of such capital stock or other security; (y) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (z) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien on such capital stock or other security, proceeds or distributions.

                            Rights:  As defined in Section 2.01(e).

                            SEC:  The Securities and Exchange Commission.

                            Securities Act:  As defined in Section 2.01(c).

                            SEG:  As defined in the introductory paragraphs to
the Agreement.

                            SEG Shares:  As defined in Section 1.01(a).

                            SIS:  United Transactive Systems, Inc. (formerly
known  as  Spector  Information Systems, Inc.)

                            SIS Option:  As defined in Section 3.09.

                            SIS Option  Agreement:  The letter  agreement
dated as of August 14, 1995, as amended August 30, 1995, by and among the Company, The Spector Family Revocable Trust, Eric M. Spector, Evan M. Spector and Staci M. Spector relating to the stock of SIS.

                            Solvency Opinion:  As defined in Section 6.02(g).

                            Spector  Group:  As defined  in the  introductory
paragraph of the Agreement, which term shall be deemed to include each of EMS and Ilene Spector, both individually and as trustee of the Spector Family Revocable Trust, and Eric M. Spector, both individually and as trustee of the Eric M. Spector Revocable Living Trust.

                            Spector Group Disclosure Schedules:  As set forth
on Schedule 2.02 hereto.

             Spector Group Releasees: As defined in Section 4.01(b).

             Spector Group Releasors: As defined in Section 4.01(a).

                            Spector Individuals:  Edward M. Spector and Eric
M. Spector.

                            Spector  Letter:  Letter  dated  January  12,  1997
executed  by the  Company  and the Spector Representative.

                            Spector  Representative:  The member of the Spector
Group appointed by the Spector Group to represent such Group in connection with the Transactions. Edward M. Spector shall be the initial Spector Representative until notice to the contrary executed by the members of the Spector Group shall be delivered to the Company as provided herein.

                            Spector  Stockholder  Group: The Spector Trusts,
Evan M. Spector and Staci M. Spector, collectively.

                            Spector Trusts:  The Spector Family  Revocable
Trust and the Eric M. Spector  Revocable Living Trust.

                            Termination Agreement:  As defined in Section 3.09.

                            Third Party Claim:  As defined in Section 4.01(d).

                            Transactions:  All of the transactions contemplated
by and to be consummated pursuant to this Agreement and each of the Additiona Agreements.

                            Transferred Options:  As defined in Section 1.01(a).

                            Transferred Securities: As defined in Section
1.01(a).

                            Transferred Shares:  As defined in Section 1.01(a).

                            Transponder Agreement:  As defined in Section 3.10.

                            Violation:  As defined in Section 2.01(c).

                            Voting  Securities:  At any time  shares of any
class of capital stock of the Company which are then entitled to vote generally in the election of directors.

                  2.53 Terms Generally. The definitions in Sections 10.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The article and section headings contained in this Agreement are solely for purposes of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Unless the context shall otherwise require, any references to any statute or regulation are to it as amended and supplemented. Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day.

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

                                       SPICE ENTERTAINMENT COMPANIES, INC.


                                       By:/s/ J. Roger Faherty
                                          --------------------------------
                                          J. Roger Faherty, Chairman and
                                          Chief Executive Officer


                                       SPECTOR ENTERTAINMENT GROUP, INC.


                                       By:/s/Edward M. Spector
                                          --------------------------------
                                          Edward M. Spector, President


                                          /s/Edward M. Spector
                                          --------------------------------
                                          Edward M. Spector


                                          /s/Ilene H. Spector
                                          --------------------------------
                                          Ilene H. Spector


                                          /s/Eric M. Spector
                                          --------------------------------
                                          Eric M. Spector


                                          /s/ Evan M. Spector
                                          --------------------------------
                                          Evan M. Spector


                                          /s/ Staci M. Spector
                                          --------------------------------
                                          Staci Spector


                                       SPECTOR REVOCABLE FAMILY TRUST


                                       By:/s/Edward M. Spector
                                           -------------------------------
                                           Edward. M. Spector, Trustee


                                       By:/s/ Ilene H. Spector
                                          --------------------------------
                                          Ilene H. Spector, Trustee


                                       ERIC M. SPECTOR REVOCABLE LIVING TRUST

                                       By:/s/ Eric M. Spector
                                          --------------------------------
                                          Eric. M. Spector, Trustee